UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 23, 2006
THE BON-TON STORES, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	0-19517 (Commission File Number)	23-2835229 (IRS Employer Identification No.)
2801 E. Market Street, York, Pennsylvania 17402
(Address of Principal Executive Offices)
717-757-7660
(Registrant’s Telephone Number, including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01. Financial Statements and Exhibits
SIGNATURE
SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Item 1.01 Entry into a Material Definitive Agreement
     On May 23, 2006, The Bon-Ton Stores, Inc. (the “Company”) and Byron L. Bergren, the Company’s President and Chief Executive Officer, entered into the Second Amendment (the “Second Amendment”) to Mr. Bergren’s Employment Agreement with the Company. The original Employment Agreement (the “Original Agreement”) was entered into on August 24, 2004, and a First Amendment to the Employment Agreement (the “First Amendment”) was entered into on May 1, 2005.
     The description of the material terms of the Second Amendment set forth below is qualified in its entirety by the Second Amendment, which is attached to this Current Report on Form 8-K as Exhibit 99.1 and incorporated herein by reference.
     The Second Amendment provides that Mr. Bergren’s base salary is increased to $1,000,000 per year, effective May 1, 2006.
     The Second Amendment restates the criteria for a cash bonus with respect to fiscal year 2006 performance that were previously approved by the Human Resources and Compensation Committee of the Board of Directors on April 27, 2006. For 2006, Mr. Bergren’s bonus will be determined pursuant to two performance measures, Net Income and Net Sales. In order for any portion of the bonus opportunity to be payable, the minimum threshold for Net Income must be achieved.
     The Second Amendment provides that Mr. Bergren will receive a grant of shares of restricted stock with a value of $1,000,000 as of the effective date of the Second Amendment. Such shares shall vest in full on February 8, 2008 provided that Mr. Bergren is continuously employed by the Company through such date, except that such shares shall vest immediately upon Mr. Bergren’s discharge without “Cause” (as such term is defined in the Original Agreement) or resignation for “Good Reason” (as such term is defined in the Second Amendment) provided that Mr. Bergren executes a general release consistent with certain terms of the Original Agreement. The Second Amendment also provides that Mr. Bergren shall receive a grant of restricted stock units (“RSUs”) with a value of $1,000,000 as of the effective date of the Second Amendment, to be awarded as soon as practicable following shareholder approval of the RSUs, that shall vest based on performance goals. One-half of the RSUs shall vest based upon the achievement of Net Income performance targets for fiscal 2006, and one-half of the RSUs (the “2007 RSUs”) shall vest based upon the achievement of performance targets for fiscal 2007 to be established by the Human Resources and Compensation Committee.
     In the event that Mr. Bergren is discharged without Cause or resigns for Good Reason on or after February 4, 2007, and provided that Mr. Bergren executes a general release consistent with certain terms of the Original Agreement, the 2007 RSUs granted to Mr. Bergren shall become vested, and the underlying shares shall be delivered, to the same extent as would have applied had Mr. Bergren remained employed through the date the determination of vesting for the 2007 RSUs would otherwise have been made. The grant of RSUs under the Second Amendment is subject to the approval of an amendment to the Company’s Amended and Restated 2000 Stock Incentive Plan by the Company’s shareholders at the annual meeting of shareholders to be held on June 20, 2006.

     The Second Amendment adds the following to the circumstances set forth in the Original Agreement that would constitute a resignation for Good Reason: a diminution in Mr. Bergren’s responsibilities, duties or authority other than a reassignment of such responsibilities, duties or authority in connection with the Company’s succession planning in anticipation of Mr. Bergren’s separation on or after February 8, 2008; and any reduction in Mr. Bergren’s base salary below the amount then in effect.
     In the event of a discharge without Cause or a resignation for Good Reason, the Second Amendment provides that Mr. Bergren shall be entitled to receive the following: two years’ base salary payable in installments for a period of two years from the date of termination; continued participation in the Company’s group health benefit plan; reimbursement of premiums paid in connection with participation in the Company’s group health benefit plan for a period of 18 months; and, as soon as practicable following such 18-month period, a payment equal to six times the monthly premium for participation in the Company’s group health benefit plan. In addition, upon a “Change of Control” (as such term defined in the Original Agreement), Mr. Bergren’s options and restricted shares shall immediately vest and, if either (1) Mr. Bergren’s employment ceases for any reason after the expiration of three months following the Change of Control, including resignation by Mr. Bergren with or without Good Reason, or (2) during the three months immediately following the Change of Control, Mr. Bergren is terminated other than for Cause, Mr. Bergren shall receive a payment equal to the lesser of 2.99 times his base salary (at the salary level immediately preceding the Change of Control plus his average bonus for the three immediately preceding fiscal years) or, if applicable, the “280G Permitted Payment” (as such term is defined in the Original Agreement).
     The Second Amendment further provides that the Company will pay the reasonable legal fees, up to $5,000, incurred by Mr. Bergren in connection with the negotiation of the Second Amendment.
     Pursuant to the acquisition of the Northern Department Stores Group, the Company has also agreed to provide housing for Mr. Bergren’s use when he is required to be at the Company’s Milwaukee, Wisconsin office.
Item 9.01. Financial Statements and Exhibits
     (d) Exhibits

Exhibit Number	Description of Exhibit

99.1	Second Amendment to Employment Agreement with Byron L. Bergren

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Bon-Ton Stores, Inc.
By:	/s/ Keith E. Plowman
Keith E. Plowman
Executive Vice President, Chief Financial Officer and Principal Accounting Officer
Dated: May 26, 2006